Exhibit 99.1

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
JoAnn DeGrande	Deb Trevino
206-318-7118	206-318-7100
investorrelations@starbucks.com	press@starbucks.com
Starbucks Reports Second Quarter Fiscal 2009 Results
EPS of $0.03; Non-GAAP EPS (Excluding Restructuring) of $0.16
Ahead of Schedule on $500 Million Cost Savings
Customer-Focused Initiatives Gaining Traction
SEATTLE; April 29, 2009 — Starbucks Corporation (NASDAQ: SBUX) today reported financial results for its second quarter ended March 29, 2009.
Fiscal Second Quarter 2009 Highlights:
•	Net revenues of $2.3 billion, a decrease of 7.6 percent

•	Comparable store sales of negative eight percent; compared to negative nine percent in Q1 2009

•	Cost reduction of approximately $120 million versus target of $100 million

•	EPS of $0.03; Non-GAAP EPS (excluding restructuring) of $0.16
“During the second quarter, we began to see signs of traction from the cost reduction and customer-facing initiatives we’ve undertaken over the past year,” said Howard Schultz, chairman, president and ceo. “Our focus on delivering value while staying true to the premium quality and values of the brand, is paying off,” added Schultz. “Our recent introduction of Starbucks VIATM Ready-Brew is a notable case in point and is showing significant promise in multiple channels.”
“We are encouraged by the progress we have made to date on our cost saving initiatives, which has resulted in non-GAAP operating margin stabilization,” commented Troy Alstead, executive vice president and cfo. “We are building a healthier and more sustainable business model to support the company into the future and deliver value to our shareholders.”
For the second quarter of fiscal 2009, consolidated revenues were $2.3 billion compared with $2.5 billion for the second fiscal quarter of 2008, primarily driven by an eight percent decline in comparable store sales due to a five percent decline in the number of customer transactions and a three percent decrease in the average value per transaction.
Restructuring charges due to store closures, lower valuation of corporate real estate, and a reduction in non-retail positions impacted operating income and operating margin in the second fiscal quarter by $152.1 million and 650 basis points, respectively. As a result, for the 13 weeks ended March 29, 2009, operating income was $40.9 million and operating margin was 1.8 percent compared with operating income of $178.2 million and operating margin of 7.1 percent for the second fiscal quarter of 2008. On a non-GAAP basis (excluding restructuring charges), second fiscal quarter 2009 operating income was $193.0 million and operating margin was 8.3 percent. These amounts compare with non-GAAP operating income of $213.3 million and non-GAAP operating margin of 8.4 percent for the second fiscal quarter of 2008. Non-GAAP amounts in the second quarter of fiscal 2008 exclude $35.1 million of costs specifically related to the company’s transformation efforts, which were initiated in January 2008.
Net earnings for the second quarter of fiscal 2009 were $25.0 million compared with $108.7 million for the same period a year ago. Diluted earnings per share for the second quarter of 2009 was $0.03 versus $0.15 for the 13 weeks ended March 30, 2008. Non-GAAP net earnings for the second quarter fiscal 2009 were $121.1 million and non-GAAP EPS was $0.16. This compares with non-GAAP net earnings of $130.9 million and non-GAAP EPS of $0.18 for the same period a year ago, which excludes $35.1 million or $0.03 per share in transformation-related costs.

Cost Reduction Initiatives
Starbucks continues to make good progress on its fiscal 2009 target to reduce costs by $500 million. In the second quarter of fiscal 2009, the company delivered $120 million in cost savings, exceeding the targeted $100 million for the second quarter, and resulting in year-to-date cost savings of approximately $195 million. Starbucks expects to deliver cost savings of approximately $150 million in the third quarter, and approximately $175 million in the fourth quarter of fiscal 2009.
Restructuring Charges
Restructuring charges of $152.1 million for the quarter were primarily due to asset impairments, lease exit, and other costs associated with the closure of 123 U.S. company-operated stores, which accounted for $102.7 million of restructuring charges. The balance of the restructuring charges was attributable to severance charges related to the global workforce reduction of non-store partners announced on January 28, 2009 and the associated revaluation of corporate real estate facilities, as well as store impairment charges for International stores identified for closure. Starbucks actions to rationalize its global store portfolio have included the July 2008 and January 2009 announcements of plans to close a total of approximately 800 company-operated stores in the U.S., restructure its Australia market and close 61 stores, and close approximately 100 other company-operated stores internationally. Since those announcements, 507 U.S. stores and 64 International stores have been closed. The majority of the remaining store closures are expected to occur by the end of fiscal 2009, and the related lease exit costs are expected to be recognized concurrently with the actual closures.
YTD Financial Results
For the 26-week period ended March 29, 2009, consolidated net revenues declined 6.5 percent to $4.9 billion, compared with $5.3 billion for the first half of fiscal 2008. Restructuring charges associated with the store closures and workforce reductions impacted operating income and operating margin for the first half of fiscal 2009 by $227.6 million and 460 basis points, respectively. As a result, for the fiscal year-to-date period ended March 29, 2009, operating income was $158.6 million and operating margin was 3.2 percent. Non-GAAP operating income and non-GAAP operating margin, which exclude restructuring charges, were $386.2 million and 7.8 percent for the first half of fiscal 2009, respectively. This compared with non-GAAP operating income of $546.4 million and non-GAAP operating margin of 10.3 percent for the first half of fiscal 2008, each of which excluded transformation-related costs totaling $35.1 million.
Net earnings totaled $89.3 million and EPS was $0.12 for the 26-weeks ended March 29, 2009, versus $316.8 million and $0.43, respectively, for the same period a year ago. Excluding restructuring charges, non-GAAP net earnings were $234.2 million and non-GAAP EPS was $0.32 for the first half of fiscal 2009. This compares with non-GAAP net earnings of $339.0 million and non-GAAP EPS of $0.46 for the same period a year ago, which excludes $35.1 million or $0.03 per share in transformation-related costs.
U.S. Segment Results
For the second quarter of fiscal 2009, U.S. total net revenues were $1.8 billion, a decline of $131.5 million, or 6.8 percent, due to decreased revenues from company-operated retail stores. U.S. comparable store sales declined eight percent, due to a five percent decline in the number of transactions and a three percent decrease in the average value per transaction. Specialty revenues declined 3.9 percent to $202.6 million driven by softer foodservice revenues.

For the second quarter, the U.S. segment produced operating income of $90.6 million, compared with $193.9 million for the same period a year ago. Operating margin was 5.0 percent of related revenues for the second quarter fiscal 2009 compared with 10.0 percent in the corresponding period of fiscal 2008. This decrease was driven by restructuring charges of $106.8 million recorded in the period, which had a 590 basis point impact.
Excluding restructuring charges, U.S. segment non-GAAP operating margin for the second quarter of fiscal 2009 was 10.9 percent versus non-GAAP operating margin of 11.5 percent for the same period a year ago, which excludes transformation-related costs. As a percent of total revenues, cost of sales including occupancy costs increased to 42.3 percent during the second quarter of fiscal 2009, compared with 41.4 percent for the prior-year period, due to both higher occupancy costs resulting from the impact of deleverage, and higher beverage costs as a result of new product innovations and higher coffee costs. Partially offsetting this increase was lower other operating expenses, which decreased 60 basis points to 2.3 percent of total revenues, primarily due to the reduction in force within our Specialty operations.
International Segment Results
International total net revenues were $433.7 million for the 13 weeks ended March 29, 2009, down $59.7 million, or 12.1 percent, compared with the same period last year, primarily due to the impact of a stronger U.S. dollar relative to the British pound and Canadian dollar. Also contributing to the decrease in International revenues was a three percent decline in comparable store sales, due to a two percent decline in the number of transactions and a one percent decrease in the average value per transaction. The UK and Canadian markets reported negative comparable store sales for the quarter.
International operating income decreased to $6.0 million for the second quarter of fiscal 2009 versus $17.8 million for the same period a year ago, with the related operating margin contracting 220 basis points to 1.4 percent of related revenues, from 3.6 percent in the second quarter of fiscal 2008. This decrease was driven by restructuring charges of $14.9 million recorded in the period, which had a 340 basis point impact. Excluding restructuring charges, non-GAAP operating margin for the second quarter of fiscal 2009 was 4.8 percent versus non-GAAP operating margin of 5.1 percent for the same period a year ago, which excludes transformation-related costs.
Global Consumer Products Group Segment Results
Global Consumer Products Group (CPG) total net revenues decreased by two percent to $94.8 million for the second quarter of fiscal 2009, due primarily to lower margin on sales of packaged coffee as a result of discounting, as well as lower volume to the trade.
Operating income for the CPG segment increased to $45.3 million for the 13 weeks ended March 29, 2009, a six percent increase over the $42.7 million reported for the second quarter of fiscal 2008. Operating margin increased 350 basis points to 47.8 percent of related revenues from 44.3 percent for the prior year period. This increase was due primarily to lower income from equity investees in the second quarter fiscal 2008 resulting from product write-offs within the North American Coffee Partnership in that period.

Balance Sheet and Cash Flows
For the 26-week period ended March 29, 2009, cash flow from operations was $715 million, compared with $765 million for the same period in fiscal 2008, while capital expenditures for the first half of fiscal 2009 declined to $237 million versus $505 million for the prior-year period. Free cash flow for the 26 weeks ended March 29, 2009 was $479 million and was used to reduce short-term debt. Starbucks defines free cash flow as cash flow from operations less capital expenditures. At the end of the second quarter of fiscal 2009, Starbucks short-term borrowings were $226 million and cash, cash equivalents, and short-term investments totaled $295 million, $69 million in excess of the company’s short-term borrowings balance.
Fiscal 2009 Targets
Starbucks now expects to add approximately 20 net new stores to its global store base in fiscal 2009. This revised target includes a net reduction of approximately 425 company-operated stores in the U.S. and the net addition of approximately 60 company-operated stores internationally. The Company now expects to open approximately 65 net new licensed stores in the U.S. and approxiamately 320 net new licensed stores internationally.
Capital expenditures for fiscal 2009 remain unchanged, at approximately $600 million. Additionally, as announced in March, Starbucks fiscal 2009 cash from operations is expected to exceed $1 billion, with resulting free cash in excess of $500 million.
Conference Call
Starbucks will be holding a conference call today at 2:00 p.m. Pacific Time, which will be hosted by Howard Schultz, chairman, president and ceo, and Troy Alstead, executive vice president and chief financial officer. The call will be broadcast live over the Internet and can be accessed at the company’s web site address of http://investor.starbucks.com. A replay of the call will be available via telephone through 9:00 p.m. Pacific Time on Friday, May 1, 2009, by calling 1-800-642-1687, reservation number 61843632. A replay of the call will also be available via the Investor Relations page on Starbucks.com through approximately 5:00 p.m. Pacific Time on Friday, May 29, 2009, at the following URL: http://investor.starbucks.com.
The company’s consolidated statements of earnings, operating segment results, and other additional information have been provided on the following pages in accordance with current year classifications. This information should be reviewed in conjunction with this press release. Please refer to the company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2008 for additional information.
About Starbucks
Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting the highest quality arabica coffee in the world. Today, with stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at www.starbucks.com.
Forward-Looking Statements
This release contains forward-looking statements relating to certain company initiatives and plans, as well as trends in or expectations regarding, the expected effects of restructuring and other initiatives, store openings and closings, cost savings, restructuring charges, cash from operations, capital expenditures and free cash flows. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to a number of significant risks and uncertainties. Actual future results may differ materially depending on a variety of factors including, but not limited to, coffee, dairy and other raw material prices and availability, successful execution of the company’s restructuring and other initiatives, fluctuations in U.S. and international economies and currencies, the impact of competition, the effect of legal proceedings, and other risks detailed in the company filing with the Securities and Exchange Commission, including the “Risk Factors” section of Starbucks Annual Report on Form 10-K for the fiscal year ended September 28, 2008. The company assumes no obligation to update any of these forward-looking statements.

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	13 Weeks Ended			13 Weeks Ended
	Mar 29,	Mar 30,	%	Mar 29,	Mar 30,
	2009	2008	Change	2009	2008
	(in millions, except per share data)			As a % of total net revenues

Net revenues:
Company-operated retail	$1,961.8	$2,142.9	(8.5)%	84.1%	84.8%
Specialty:
Licensing	282.8	274.4	3.1	12.1	10.9
Foodservice and other	88.7	108.7	(18.4)	3.8	4.3

Total specialty	371.5	383.1	(3.0)	15.9	15.2

Total net revenues	2,333.3	2,526.0	(7.6)	100.0	100.0

Cost of sales including occupancy costs	1,043.5	1,106.7	(5.7)	44.7	43.8
Store operating expenses	819.6	927.1	(11.6)	35.1	36.7
Other operating expenses	64.0	82.8	(22.7)	2.7	3.3
Depreciation and amortization expenses	134.1	138.1	(2.9)	5.7	5.5
General and administrative expenses	104.3	117.6	(11.3)	4.5	4.7
Restructuring charges	152.1	0.0	nm	6.5	—

Total operating expenses	2,317.6	2,372.3	(2.3)	99.3	93.9

Income from equity investees	25.2	24.5	2.9	1.1	1.0

Operating income	40.9	178.2	(77.0)	1.8	7.1

Interest income and other, net	2.9	0.2	nm	0.1	—
Interest expense	(8.9)	(11.2)	(20.5)	(0.4)	(0.4)

Earnings before income taxes	34.9	167.2	(79.1)	1.5	6.6

Income taxes	9.9	58.5	(83.1)	0.4	2.3

Net earnings	$25.0	$108.7	(77.0)	1.1%	4.3%

Net earnings per common share — diluted	$0.03	$0.15	(80.0)%

Weighted avg. shares outstanding — diluted	739.9	739.3

Supplemental Ratios:
Store operating expenses as a percentage of Company-operated retail revenues	41.8%	43.3%
Other operating expenses as a percentage of specialty revenues	17.2%	21.6%
Effective tax rate	28.4%	35.0%

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	26 Weeks Ended			26 Weeks Ended
	Mar 29,	Mar 30,	%	Mar 29,	Mar 30,
	2009	2008	Change	2009	2008
	(in millions, except per share data)			As a % of total net revenues
Net revenues:
Company-operated retail	$4,138.0	$4,494.4	(7.9)%	83.6%	84.9%
Specialty:
Licensing	617.1	579.2	6.5	12.5	10.9
Foodservice and other	193.4	220.0	(12.1)	3.9	4.2

Total specialty	810.5	799.2	1.4	16.4	15.1

Total net revenues	4,948.5	5,293.6	(6.5)	100.0	100.0

Cost of sales including occupancy costs	2,240.3	2,292.7	(2.3)	45.3	43.3
Store operating expenses	1,756.2	1,854.4	(5.3)	35.5	35.0
Other operating expenses	136.6	168.5	(18.9)	2.8	3.2
Depreciation and amortization expenses	268.4	271.3	(1.1)	5.4	5.1
General and administrative expenses	209.5	243.5	(14.0)	4.2	4.6
Restructuring charges	227.6	—	nm	4.6	—

Total operating expenses	4,838.6	4,830.4	0.2	97.8	91.2

Income from equity investees	48.7	48.1	1.2	1.0	0.9

Operating income	158.6	511.3	(69.0)	3.2	9.7

Interest income and other, net	(3.5)	10.9	nm	(0.1)	0.2
Interest expense	(21.9)	(28.3)	(22.6)	(0.4)	(0.5)

Earnings before income taxes	133.2	493.9	(73.0)	2.7	9.3

Income taxes	43.9	177.1	(75.2)	0.9	3.3

Net earnings	$89.3	$316.8	(71.8)	1.8%	6.0%

Net earnings per common share — diluted	$0.12	$0.43	(72.1)%

Weighted avg. shares outstanding — diluted	739.5	742.2

Supplemental Ratios:
Store operating expenses as a percentage of Company-operated retail revenues	42.4%	41.3%
Other operating expenses as a percentage of specialty revenues	16.9%	21.1%
Effective tax rate	33.0%	35.9%

Segment Results
The tables below present reportable segment results net of intersegment eliminations (in millions):

	Mar 29,	Mar 30,	%	Mar 29,	Mar 30,
United States	2009	2008	Change	2009	2008

				As a % of US
				total net revenues

13 Weeks Ended
Net revenues:
Company-operated retail	$1,602.2	$1,725.5	(7.1)%	88.8%	89.1%
Specialty:
Licensing	123.9	115.1	7.6	6.9	5.9
Foodservice and other	78.7	95.7	(17.8)	4.4	4.9

Total specialty	202.6	210.8	(3.9)	11.2	10.9

Total net revenues	1,804.8	1,936.3	(6.8)	100.0	100.0

Cost of sales including occupancy costs	764.3	802.0	(4.7)	42.3	41.4
Store operating expenses	684.0	762.1	(10.2)	37.9	39.4
Other operating expenses	40.7	55.5	(26.7)	2.3	2.9
Depreciation and amortization expenses	97.2	102.2	(4.9)	5.4	5.3
General and administrative expenses	21.2	19.9	6.5	1.2	1.0
Restructuring charges	106.8	—	nm	5.9	—

Total operating expenses	1,714.2	1,741.7	(1.6)	95.0	89.9
Income from equity investees	—	(0.7)	nm	—	—

Operating income	$90.6	$193.9	(53.3)%	5.0%	10.0%

Supplemental Ratios:
Store operating expenses as a percentage of Company-operated retail revenues				42.7%	44.2%
Other operating expenses as a percentage of specialty revenues				20.1%	26.3%

26 Weeks Ended
Net revenues:
Company-operated retail	$3,364.0	$3,615.8	(7.0)%	88.3%	89.0%
Specialty:
Licensing	274.8	253.0	8.6	7.2	6.2
Foodservice and other	171.2	193.7	(11.6)	4.5	4.8

Total specialty	446.0	446.7	(0.2)	11.7	11.0

Total net revenues	3,810.0	4,062.5	(6.2)	100.0	100.0
Cost of sales including occupancy costs	1,645.2	1,674.9	(1.8)	43.2	41.2
Store operating expenses	1,450.4	1,527.0	(5.0)	38.1	37.6
Other operating expenses	88.7	114.5	(22.5)	2.3	2.8
Depreciation and amortization expenses	194.6	200.6	(3.0)	5.1	4.9
General and administrative expenses	45.8	40.4	13.4	1.2	1.0
Restructuring charges	161.2	—	nm	4.2	—

Total operating expenses	3,585.9	3,557.4	0.8	94.1	87.6
Income from equity investees	0.5	(0.3)	nm	—	—

Operating income $	224.6	$504.8	(55.5)%	5.9%	12.4%

Supplemental Ratios:
Store operating expenses as a percentage of Company-operated retail revenues				43.1%	42.2%
Other operating expenses as a percentage of specialty revenues				19.9%	25.6%

	Mar 29,	Mar 30,	%	Mar 29,	Mar 30,
International	2009	2008	Change	2009	2008
				As a % of International
				total net revenues
13 Weeks Ended
Net revenues:
Company-operated retail	$359.6	$417.4	(13.8)%	82.9%	84.6%
Specialty:
Licensing	64.1	63.0	1.7	14.8	12.8
Foodservice and other	10.0	13.0	(23.1)	2.3	2.6

Total specialty	74.1	76.0	(2.5)	17.1	15.4

Total net revenues	433.7	493.4	(12.1)	100.0	100.0

Cost of sales including occupancy costs	220.7	247.8	(10.9)	50.9	50.2
Store operating expenses	135.6	165.0	(17.8)	31.3	33.4
Other operating expenses	19.2	22.5	(14.7)	4.4	4.6
Depreciation and amortization expenses	23.9	26.5	(9.8)	5.5	5.4
General and administrative expenses	24.5	29.0	(15.5)	5.6	5.9
Restructuring charges	14.9	—	nm	3.4	—

Total operating expenses	438.8	490.8	(10.6)	101.2	99.5

Income from equity investees	11.1	15.2	(27.0)	2.6	3.1

Operating income	$6.0	$17.8	(66.3)%	1.4%	3.6%

Supplemental Ratios:
Store operating expenses as a percentage of Company-operated retail revenues				37.7%	39.5%
Other operating expenses as a percentage of specialty revenues				25.9%	29.6%

26 Weeks Ended
Net revenues:
Company-operated retail	$774.0	$878.6	(11.9)%	83.3%	85.0%
Specialty:
Licensing	133.2	129.3	3.0	14.3	12.5
Foodservice and other	22.2	26.3	(15.6)	2.4	2.5

Total specialty	155.4	155.6	(0.1)	16.7	15.0

Total net revenues	929.4	1,034.2	(10.1)	100.0	100.0

Cost of sales including occupancy costs	472.1	507.8	(7.0)	50.8	49.1
Store operating expenses	305.8	327.4	(6.6)	32.9	31.7
Other operating expenses	36.5	43.3	(15.7)	3.9	4.2
Depreciation and amortization expenses	49.3	52.2	(5.6)	5.3	5.0
General and administrative expenses	52.9	58.9	(10.2)	5.7	5.7
Restructuring charges	16.9	—	nm	1.8	—

Total operating expenses	933.5	989.6	(5.7)	100.4	95.7

Income from equity investees	23.0	27.3	(15.8)	2.5	2.6

Operating income	$18.9	$71.9	(73.7)%	2.0%	7.0%

Supplemental Ratios:
Store operating expenses as a percentage of Company-operated retail revenues				39.5%	37.3%
Other operating expenses as a percentage of specialty revenues				23.5%	27.8%

Global CPG	Mar 29,	Mar 30,	%	Mar 29,	Mar 30,
	2009	2008	Change	2009	2008
				As a % of CPG
				total net revenues
13 Weeks Ended
Licensing revenues	$94.8	$96.3	(1.6)%	100.0%	100.0%

Total specialty revenues	94.8	96.3	(1.6)	100.0	100.0

Cost of sales	58.5	56.9	2.8	61.7	59.1
Other operating expenses	4.1	4.8	(14.6)	4.3	5.0
General and administrative expenses	0.8	1.9	(57.9)	0.8	2.0
Restructuring charges	0.2	—	nm	0.2	—

Total operating expenses	63.6	63.6	0.0	67.1	66.0

Income from equity investees	14.1	10.0	41.0	14.9	10.4

Operating income	$45.3	$42.7	6.1%	47.8%	44.3%

26 Weeks Ended
Licensing revenues	$209.1	$196.9	6.2%	100.0%	100.0%

Total specialty revenues	209.1	196.9	6.2	100.0	100.0

Cost of sales	123.0	110.0	11.8	58.8	55.9
Other operating expenses	11.4	10.7	6.5	5.5	5.4
General and administrative expenses	2.9	4.0	(27.5)	1.4	2.0
Restructuring charges	0.2	—	nm	0.1	—

Total operating expenses	137.5	124.7	10.3	65.8	63.3

Income from equity investees	25.2	21.1	19.4	12.1	10.7

Operating income	$96.8	$93.3	3.8%	46.3%	47.4%

Unallocated Corporate	Mar 29,	Mar 30,	%	Mar 29,	Mar 30,
	2009	2008	Change	2009	2008
				As a % of total net revenues
13 Weeks Ended
Depreciation and amortization expenses	$13.0	$9.4	38.3%	0.6%	0.4%
General and administrative expenses	57.8	66.8	(13.5)	2.5	2.6
Restructuring charges	30.2	—	nm	1.3	—

Operating loss	$(101.0)	$(76.2)	32.5%	(4.3)%	(3.0)%

26 Weeks Ended
Depreciation and amortization expenses	$24.5	$18.5	32.4%	0.5%	0.3%
General and administrative expenses	107.9	140.2	(23.0)	2.2	2.6
Restructuring charges	49.3	—	nm	1.0	—

Operating loss	$(181.7)	$(158.7)	14.5%	(3.7)%	(3.0)%

STARBUCKS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)
(unaudited)

	Mar 29, 2009	Sep 28, 2008
ASSETS
Current assets:
Cash and cash equivalents	$253.2	$269.8
Short-term investments — available-for-sale securities	7.8	3.0
Short-term investments — trading securities	33.5	49.5
Accounts receivable, net	309.3	329.5
Inventories	627.8	692.8
Prepaid expenses and other current assets	159.6	169.2
Deferred income taxes, net	212.9	234.2

Total current assets	1,604.1	1,748.0

Long-term investments — available-for-sale securities	77.2	71.4
Equity and cost investments	310.2	302.6
Property, plant and equipment, net	2,658.0	2,956.4
Other assets	303.4	261.1
Other intangible assets	67.3	66.6
Goodwill	261.1	266.5

TOTAL ASSETS	$5,281.3	$5,672.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Commercial paper and short-term borrowings	$226.0	$713.0
Accounts payable	266.5	324.9
Accrued compensation and related costs	236.6	253.6
Accrued occupancy costs	135.9	136.1
Accrued taxes	101.6	76.1
Insurance reserves	148.3	152.5
Other accrued expenses	139.1	164.4
Deferred revenue	431.4	368.4
Current portion of long-term debt	0.5	0.7

Total current liabilities	1,685.9	2,189.7

Long-term debt	549.4	549.6
Other long-term liabilities	415.6	442.4

Total liabilities	2,650.9	3,181.7

Shareholders’ equity:
Common stock ($0.001 par value) — authorized, 1,200.0 shares; issued and outstanding, 739.1 and 735.5 shares, respectively, (includes 3.4 common stock units in both periods)	0.7	0.7
Additional paid-in-capital	61.2	—
Other additional paid-in-capital	39.4	39.4
Retained earnings	2,491.7	2,402.4
Accumulated other comprehensive income	37.4	48.4

Total shareholders’ equity	2,630.4	2,490.9

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,281.3	$5,672.6

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	26 Weeks Ended
	Mar 29, 2009	Mar 30, 2008
OPERATING ACTIVITIES:
Net earnings	$89.3	$316.8
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	282.2	286.3
Provision for impairments and asset disposals	145.7	42.4
Deferred income taxes, net	(29.9)	(15.7)
Equity in income of investees	(29.6)	(22.9)
Distributions of income from equity investees	18.8	17.3
Stock-based compensation	42.5	39.3
Tax benefit from exercise of stock options	0.6	2.8
Excess tax benefit from exercise of stock options	(5.9)	(7.7)
Other	16.1	(0.2)
Cash provided/(used) by changes in operating assets and liabilities:
Inventories	59.9	87.8
Accounts payable	(47.3)	(70.0)
Accrued taxes	29.9	(53.4)
Deferred revenue	66.9	79.8
Other operating assets and liabilities	76.2	62.5

Net cash provided by operating activities	715.4	765.1

INVESTING ACTIVITIES:
Purchase of available-for-sale securities	(7.0)	(56.6)
Maturity of available-for-sale securities	—	15.3
Sale of available-for-sale securities	—	75.9
Net purchases of equity, other investments and other assets	(10.7)	(26.9)
Net additions to property, plant and equipment	(236.9)	(505.1)

Net cash used by investing activities	(254.6)	(497.4)

FINANCING ACTIVITIES:
Repayments of commercial paper	(21,335.5)	(44,798.7)
Proceeds from issuance of commercial paper	20,928.4	44,789.1
Repayments of short-term borrowings	(1,113.0)	—
Proceeds from short-term borrowings	1,033.0	1.1
Proceeds from issuance of common stock	17.1	59.3
Excess tax benefit from exercise of stock options	5.9	7.7
Principal payments on long-term debt	(0.3)	(0.3)
Repurchase of common stock	—	(311.4)
Other	(0.8)	(0.7)

Net cash used by financing activities	(465.2)	(253.9)

Effect of exchange rate changes on cash and cash equivalents	(12.2)	8.3

Net increase/(decrease) in cash and cash equivalents	(16.6)	22.1
CASH AND CASH EQUIVALENTS:
Beginning of period	269.8	281.3

End of the period	$253.2	$303.4

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Net repayments of short-term borrowings for the period	$(487.1)	$(8.5)
Cash paid during the period for:
Interest, net of capitalized interest	$22.6	$27.8
Income taxes	$47.1	$231.0

Fiscal Second Quarter 2009 Store Data
The company’s store data for the periods presented are as follows:

	Net stores opened/(closed) during the period
	13 Weeks Ended		26 Weeks Ended		Stores open as of
	Mar 29,	Mar 30,	Mar 29,	Mar 30,	Mar 29,	Mar 30,
	2009	2008	2009	2008	2009	2008

United States:
Company-operated Stores	(103)	170	(203)	464	7,035	7,257
Licensed Stores	12	96	82	286	4,411	4,177

	(91)	266	(121)	750	11,446	11,434

International:
Company-operated Stores (1)	21	73	90	163	2,069	1,906
Licensed Stores (1)	57	131	213	302	3,347	2,886

	78	204	303	465	5,416	4,792

Total	(13)	470	182	1,215	16,862	16,226

(1)	International store data has been adjusted for the acquisition of retail store locations in Quebec and Atlantic Canada from former licensees Coffee Vision, Inc. and Coffee Vision Atlantic, Inc., by reclassifying historical information from Licensed Stores to Company-operated Stores.
FISCAL 2009 REVISED NET NEW STORE TARGETS

Company-operated net new stores
United States
New	95
Closed	(520)

Total company-operated United States	(425)

International
New	145
Closed	(85)

Total company-operated International	60

Total company-operated net new stores	(365)

Licensed net new stores
United States	65
International	320

Total licensed net new stores	385

Total consolidated net new stores	20

Non-GAAP Disclosure
In addition to the GAAP results provided in this release, the company provides non-GAAP operating income, non-GAAP operating margin, non-GAAP net earnings, non-GAAP earnings per share (non-GAAP EPS), and non-GAAP store operating expense as a percentage of related retail revenue (non-GAAP store operating expense ratio), as well as free cash flow. These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The GAAP measure most directly comparable to non-GAAP operating income, non-GAAP operating margin, non-GAAP net earnings, non-GAAP earnings per share (non-GAAP EPS), and non-GAAP store operating expense ratio are operating income, operating margin, and net earnings, diluted net earnings per share and store operating expense as a percentage of related retail revenues, respectively. The GAAP measure most directly comparable to free cash flow is cash flow from operations (or net cash provided by operating activities).
The non-GAAP financial measures provided in this release for fiscal 2009, other than free cash flow, exclude restructuring charges, primarily related to company-operated store closures and the impacts of the recent global workforce reductions. The non-GAAP financial measures provided in this release for fiscal 2008 exclude costs related to the company’s transformation efforts during such periods consisting primarily of charges related to slowing the pace of U.S. store openings and the associated termination of future site commitments, related inventory and store assets. Free cash flow is defined as cash flow from operations less capital expenditures (or net additions to property, plant and equipment). The company’s management believes that providing these non-GAAP financial measures better enables investors to understand and evaluate the company’s historical and prospective operating performance. More specifically, for historical non-GAAP financial measures other than free cash flow, management excludes each of those items mentioned above because it believes that these costs do not reflect expected future operating expenses and do not contribute to a meaningful evaluation of the company’s future operating performance or comparisons to the company’s past operating performance.
These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of the company’s results as reported under GAAP. Other companies may calculate these non-GAAP financial measures differently than the company does, limiting the usefulness of those measures for comparative purposes.

STARBUCKS CORPORATION
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(unaudited)
(in millions, except per share data)

	13 Weeks Ended		26 Weeks Ended
	Mar 29,	Mar 30,	Mar 29,	Mar 30,
	2009	2008	2009	2008
Consolidated
Operating income, as reported (GAAP)	$40.9	$178.2	$158.6	$511.3
Restructuring charges	152.1	—	227.6	—
Other transformation charges	—	35.1	—	35.1

Non-GAAP operating income	$193.0	$213.3	$386.2	$546.4

Operating margin, as reported (GAAP)	1.8%	7.1%	3.2%	9.7%
Restructuring charges	6.5	—	4.6	—
Other transformation charges	—	1.3	—	0.6

Non-GAAP operating margin	8.3%	8.4%	7.8%	10.3%

Net earnings, as reported (GAAP)	$25.0	$108.7	$89.3	$316.8
Restructuring charges, net of tax	96.1	—	144.9	—
Other transformation charges, net of tax	—	22.2	—	22.2

Non-GAAP net earning	$121.1	$130.9	$234.2	$339.0

EPS, as reported (GAAP)	$0.03	$0.15	$0.12	$0.43
Restructuring charges, net of tax	0.13	—	0.20	—
Other transformation charges, net of tax	—	0.03	—	0.03

Non-GAAP EPS	$0.16	$0.18	$0.32	$0.46

United States
Operating income, as reported (GAAP)	$90.6	$193.9	$224.6	$504.8
Restructuring charges	106.8	—	161.2	—
Other transformation charges	—	28.0	—	28.0

Non-GAAP operating income	$197.4	$221.9	$385.8	$532.8

Store operating expense ratio, as reported (GAAP)	42.7%	44.2%	43.1%	42.2%
Restructuring charges	—	—	—	—
Other transformation charges	—	(1.7)%	—%	(0.8)%

Non-GAAP operating expense ratio	42.7%	42.5%	43.1%	41.4%

Operating margin, as reported (GAAP)	5.0%	10.0%	5.9%	12.4%
Restructuring charges	5.9	—	4.2	—
Other transformation charges	—	1.5	—	0.7

Non-GAAP operating margin	10.9%	11.5%	10.1%	13.1%

International
Operating income, as reported (GAAP)	$6.0	$17.8	$18.9	$71.9
Restructuring charges	14.9	—	16.9	—
Other transformation charges	—	7.6	—	7.6

Non-GAAP operating income	$20.9	$25.4	$35.8	$79.5

Operating margin, as reported (GAAP)	1.4%	3.6%	2.0%	7.0%
Restructuring charges	3.4	—	1.8	—
Other transformation charges	—	1.5	—	0.7

Non-GAAP operating margin	4.8%	5.1%	3.9%	7.7%

Free Cash Flow
Net cash provided by operating activities			$715.4	$765.1
Net additions to property, plant and equipment			(236.9)	(505.1)

Free cash flow			$478.5	$260.0

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